SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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HYBRIDON, INC.

(Name of Registrant as Specified In Its Charter)

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HYBRIDON, INC.

345 Vassar Street
Cambridge, MA 02139

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 19, 2002

       The 2002 Annual Meeting of the Stockholders of Hybridon, Inc. (the “Company”) will be held on Wednesday, June 19, 2002 at 10:00 a.m., Boston time, at the Hyatt Hotel, 575 Memorial Drive, Cambridge, Massachusetts (the “Annual Meeting”), for the purpose of considering and voting upon the following matters:

1.	To elect three Class I Directors to the Board of Directors for the ensuing three years.

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of the Company’s Common Stock from 100,000,000 shares to 150,000,000 shares.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors presently has no knowledge of any other business to be transacted at the Annual Meeting.

      The Board of Directors has fixed the close of business on Friday, April 26, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

ROBERT G. ANDERSEN, Secretary

Cambridge, Massachusetts

May 16, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

HYBRIDON, INC.

345 Vassar Street
Cambridge, Massachusetts 02139

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 19, 2002

      This Proxy Statement and the enclosed form of proxy are being furnished by the Board of Directors of Hybridon, Inc. (“Hybridon” or the “Company”) in connection with the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 19, 2002 at 10:00 a.m., Boston time, at the Hyatt Hotel, 575 Memorial Drive, Cambridge, Massachusetts or any adjournment or postponement of the Annual Meeting.

      All shares represented by proxy will be voted in accordance with the instructions of the stockholder. If no instructions are provided, proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. A stockholder may revoke a proxy at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

      The Notice of the Annual Meeting, this Proxy Statement, the enclosed proxy, the Company’s 2001 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, without exhibits, are being mailed to stockholders on or about May 22, 2002. Exhibits to the Company’s Annual Report on Form 10-K will be provided upon written request and payment of an appropriate processing fee. Please address all such requests to the Company, Attention: Investor Relations, 345 Vassar Street, Cambridge, Massachusetts 02139.

Voting Securities and Votes Required

      On April 26, 2002, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 46,512,142 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each of the matters to be considered at the Annual Meeting.

      The presence, in person or by proxy, of the holders of a majority of all shares of Common Stock entitled to vote at the Annual Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval such as broker non-votes as described below) shall constitute a quorum for the transaction of business at the Annual Meeting.

      The affirmative vote of the holders of a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the Company’s outstanding Common Stock entitled to vote at the meeting is required for the approval of the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 shares to 150,000,000 shares.

      Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the election of directors, but will have the same effect as a vote against the proposed amendment to the Company’s Restated Certificate of Incorporation.

Security Ownership of Certain Beneficial Owners and Management

      On March 31, 2002 Hybridon had 45,701,884 shares of Common Stock issued and outstanding. The following table sets forth certain information about the beneficial ownership of Common Stock, as of that date, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption “Executive Compensation” below and (iv) all directors and executive officers as a group.

		Percentage of
	Number of Shares	Common Stock
Name of Beneficial Owner	Beneficial Ownership	Outstanding(1)

5% Stockholders
Founders Financial Group, L.P.(2)	6,265,304	12.32%
53 Forest Avenue Old Greenwich, CT 06870
Michael A. Boyd(3)	6,265,304	12.32%
c/o Founders Financial Group, L.P. 53 Forest Avenue Old Greenwich, CT 06870
General Motors Employees(4)	4,380,312	8.75%
Domestic Group Trust c/o General Motors Investment Management 767 Fifth Avenue New York, NY 10153
Guardian Life Insurance Company of America(5)	3,712,000	7.53%
201 Park Avenue South, 7A New York, NY 10003
Pecks Management Partners Ltd(6)	3,579,271	7.26%
One Rockefeller Plaza New York, NY 10020

		Percentage of
	Number of Shares	Common Stock
Name of Beneficial Owner	Beneficial Ownership	Outstanding(1)

Directors and Executive Officers
C. Keith Hartley(7)	6,413,874	12.61%
Sudhir Agrawal, D. Phil(8)	4,100,659	8.25%
Youssef El-Zein(9)	1,851,835	4.05%
Stephen R. Seiler(10)	1,182,000	2.55%
Paul C. Zamecnik, M.D.(11)	958,789	2.09%
Robert G. Andersen(12)	757,840	1.63%
Arthur W. Berry(13)	587,250	1.28%
James B. Wyngaarden, M.D.(14)	544,923	1.18%
R. Russell Martin, M.D.(15)	425,705	*
Nasser Menhall(16)	304,491	*
Jin-yan Tang, Ph.D(17)	164,826	*
Camille A. Chebeir(18)	45,000	*
All directors and executive officers as a group (12 persons)(19)	17,337,192	30.17%

*	Less than 1%

(1)	The number of shares beneficially owned by each person is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the stockholder has the sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within 60 days of March 31, 2002 through the conversion of any convertible security or the exercise of any stock option, warrant or other right. Unless otherwise indicated, each stockholder has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Includes 2,605,427 shares of Common Stock issuable upon exercise of warrants, 2,059,388 shares of Common Stock issuable upon conversion of 87,524 shares of the Company’s Series A Convertible Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), and 499,248 shares of Common Stock issuable upon conversion of $299,549 in convertible debt.

(3)	Consists of the securities owned by Founders Financial Group, L.P. (“Founders”) as set forth in the table above. Mr. Boyd is the sole director and shareholder of Michael A. Boyd, Inc., which is the general partner of Founders. Mr. Boyd may be considered a beneficial owner of the securities beneficially owned by Founders.

(4)	Consists of 1,114,971 shares of Common Stock issuable upon exercise of warrants and 3,265,341 shares of Common Stock issuable upon conversion of 138,777 shares of Series A Preferred Stock.

(5)	Includes 353,316 shares of Common Stock issuable upon exercise of warrants and 3,112,188 shares of Common Stock issuable upon conversion of 132,268 shares of Series A Preferred Stock. Also includes 18,596 shares of Common Stock issuable upon exercise of warrants held by the Guardian Life Insurance Company of America Master Pension Trust and 92,471 shares of Common Stock issuable upon conversion of 3,930 shares of Series A Preferred Stock held by the Guardian Life Insurance Company of America Master Pension Trust.

(6)	Consists of 208,895 shares of Common Stock issuable upon exercise of warrants and 3,370,376 shares of Common Stock issuable upon conversion of 143,241 shares of Series A Preferred Stock held by investment advisory clients of Pecks which clients would receive dividends and the proceeds from the sale of these shares.

(7)	Includes 10,000 shares of Common Stock subject to outstanding stock options held by Mr. Hartley. Also includes the securities owned by Founders as set forth in the table above. Included in Founders’ holdings are 87,524 shares of Series A Preferred Stock, which represent 13.24% of the outstanding Series A Preferred Stock. Mr. Hartley is an affiliate of Founders and may be considered the beneficial owner of the securities owned by Founders.

(8)	Includes 3,978,499 shares subject to outstanding stock options.

(9)	Includes 28,000 shares subject to outstanding stock options.

(10)	Includes 672,000 shares subject to outstanding stock options.

(11)	Includes 201,000 shares subject to outstanding stock options.

(12)	Includes 701,269 shares subject to outstanding stock options.

(13)	Includes 20,000 shares subject to outstanding stock options.

(14)	Includes 431,000 shares subject to outstanding stock options.

(15)	Includes 334,955 shares subject to outstanding stock options.

(16)	Includes 28,000 shares subject to outstanding stock options.

(17)	Consists of 164,826 shares subject to outstanding stock options.

(18)	Includes 20,000 shares subject to outstanding stock options.

(19)	Includes 6,589,549 shares subject to outstanding stock options held by the directors and executive officers. Also includes the securities owned by Founders as set forth in the table above.

PROPOSAL 1 — ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three classes and currently consists of three Class I Directors (Arthur W. Berry, C. Keith Hartley and Nasser Menhall), three Class II Directors (Camille A. Chebeir, Dr. James B. Wyngaarden and Dr. Paul C. Zamecnik) and three Class III Directors (Dr. Sudhir Agrawal, Youssef El-Zein and Stephen R. Seiler). The terms of the three classes are staggered so that one class is elected each year. Members of each class are elected for three-year terms.

      Pursuant to the terms of the exchange agreement entered into by the Company in connection with the exchange by the Company of Series A Preferred Stock and warrants for 9% Convertible Subordinated Notes due 2004 (the “9% Note Exchange”), the Company agreed that for so long as at least 50% of the Series A Preferred Stock initially issued in the 9% Note Exchange remains outstanding, the holders of such Series A Preferred Stock will be entitled to designate one member for nomination to the Board of Directors of Hybridon, provided that such nominee is reasonably acceptable to Hybridon. Mr. Berry serves on the Board of Directors as the nominee of the holders of the Series A Preferred Stock.

      The persons named in the enclosed proxy card will vote to elect Arthur W. Berry, C. Keith Hartley and Nasser Menhall as Class I Directors, unless the proxy is marked otherwise. The proxy card may not be voted for more than three directors. Each Class I Director will be elected to hold office until the 2005 Annual Meeting of Stockholders and until his successor is elected and qualified. Each of the nominees is presently a director, and each has indicated a willingness to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by the Board of Directors. The Board of Directors recommends that the stockholders vote for the election of Messrs. Berry, Hartley and Menhall as Class I Directors.

      Set forth below are the names of each member of the board of directors, including each of the nominees, the year in which each first became a director, their ages as of March 31, 2002, their positions and offices with the Company, their principal occupations and business experience during the past five years and the names of other public companies for which they serve as a director.

Nominees for Class I Directors — Terms to Expire in 2005

Arthur W. Berry	Director since 1998

      Arthur W. Berry, age 60, has been engaged in consulting since May 2000. Mr. Berry was Chairman and Investment Management Partner of Pecks Management Partners Ltd., an investment management company, from September 1990 to May 2000. He was Vice President and Co-Manager of the Alliance Convertible Securities Group, an investment management company, and President of the Alliance Convertible Fund, an investment management company, from 1985 to 1990. Mr. Berry also serves as a director of Intellicorp, Inc., an international technology services company.

C. Keith Hartley	Director since 2000

      C. Keith Hartley, age 59, has been President of Hartley Capital Advisors, a financial consulting firm since June 2000. Mr. Hartley was Managing Partner of Forum Capital Markets LLC, an investment management company, from August 1995 to May 2000. Mr. Hartley also serves as a director of Comdisco, Inc., a technology services provider, and Universal Display Corporation, a developer of flat panel displays.

Nasser Menhall	Director since 1992

      Nasser Menhall, age 46, has been Chief Executive Officer of the WorldCare Group, a telemedicine and insurance company, since June 1994. Mr. Menhall was President of Pillar Investment Limited, a private investment and management consulting firm, from 1990 to 2000, and President of Biomedical Associates, a private investment firm from 1990 to 2000.

Continuing Members of the Board of Directors

Class II Directors — Terms to Expire in 2003

Camille A. Chebeir	Director since 1999

      Camille A. Chebeir, age 63, has been President of Sedco Services, Inc. an investment management company, since December 1998. From 1993 to December 1998, Mr. Chebeir served as President of Euram Group Ltd., a private consulting company. Mr. Chebeir was the Executive Vice President/ General Manager of National Commercial Bank, New York branch from 1989 to 1992.

Dr. James B. Wyngaarden	Director since 1990

      Dr. James B. Wyngaarden, age 77, has been Chairman of the Company’s Board of Directors since February 2000 and was Vice Chairman from February 1997 to February 2000. Dr. Wyngaarden is a principal in the Washington Advisory Group LLC, a consulting firm, which he founded in 1996. He was Senior Associate Dean, International Affairs at the University of Pennsylvania Medical School from 1995 to 1997. Dr. Wyngaarden was Foreign Secretary of the National Academy of Sciences and the Institute of Medicine from 1990 to 1994. He was Director of the Human Genome Organization from 1990 to 1991 and a council member from 1990 to 1993. Dr. Wyngaarden was Director of the National Institutes of Health from 1982 to 1989, and Associate Director for Lifesciences, Office of Science and Technology Policy in the Executive Office of the President, the White House, from 1989 to 1990. He is also a member of the Board of Directors of Human Genome Sciences, Inc., a genomics and biopharmaceutical company, and Genaera Corporation, a biopharmaceutical company, and the author of approximately 250 scientific publications.

Dr. Paul C. Zamecnik	Director since 1990

      Dr. Paul C. Zamecnik, age 89, has been Collis P. Huntington Professor of Oncologic Medicine Emeritus at the Harvard Medical School since 1979. Dr. Zamecnik is also a Senior Scientist and Honorary Physician at Massachusetts General Hospital in Boston. He was Principal Scientist at the Worcester Foundation for Biomedical Research, Inc., a biomedical research institution, from 1979 to 1996.

Class III Directors — Terms to Expire in 2004

Dr. Sudhir Agrawal	Director since 1993

      Dr. Sudhir Agrawal, age 48, joined the Company in 1990 and has been the Company’s Chief Scientific Officer since January 1993, and President since February 2000. Prior to his appointment as Chief Scientific Officer, Dr. Agrawal served as Principal Research Scientist from February 1990 to January 1993 and as Vice President of Discovery from December 1991 to January 1993. He also served as Acting Chief Executive Officer from February 2000 until September 2001. Prior to joining the Company, Dr. Agrawal served as a Foundation Scholar at the Worcester Foundation for Biomedical Research from 1987 to 1991 and served as a Research Associate at Medical Research Council’s Laboratory of Molecular Biology in Cambridge, England from 1985 to 1986, studying synthetic oligonucleotides. He is a member of the editorial board of Antisense Research & Development Journal, Trends in Molecular Medicine, Investigational Drug Journal and Current Cancer Drug Targets, and is associate editor of Molecular Biotechnology.

Youssef El-Zein	Director since 1992

      Youssef El-Zein, age 53, has been Vice Chairman of the Company’s Board of Directors since February 1997. Mr. El-Zein has been Chairman and Chief Executive Officer of Pillar S.A., a private investment and management consulting firm, since 1991 and Chairman of the WorldCare Group, a telemedicine and insurance company, since 1993.

Stephen R. Seiler	Director since 2001

      Stephen R. Seiler, age 45, has been Chief Executive Officer of the Company since September 2001. Mr. Seiler was Executive Vice President, Planning, Investment & Development at Elan Corporation, plc from 1995 to June 2001. He worked as an investment banker at Paribas Capital Markets in both London and New York from 1991 to 1995 where he was founder and head of Paribas’s pharmaceutical investment banking group.

Board of Directors and Committee Meetings

      The Board of Directors held 12 meetings in 2001 in person, by teleconference or by written action. Each of the directors participated in at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served in 2001.

      The Board of Directors has a standing Audit Committee of the Board of Directors that reviews the results and scope of the audit and other services provided by the Company’s independent public accountants. The Audit Committee held four meetings during 2001. The members of the Audit Committee are Dr. Wyngaarden and Messrs. Chebeir and Menhall.

      The Board of Directors also has a standing Compensation Committee of the Board of Directors that is responsible for establishing compensation policies with respect to the Company’s executive officers. The Compensation Committee also administers the Company’s stock option plans. In 2001, the Compensation Committee held two meetings. The members of the Compensation Committee are Dr. Wyngaarden and Messrs. Berry and El-Zein.

      The Board of Directors does not have a standing nominating committee. The Board of Directors as a whole performs the functions customarily delegated to a nominating committee and entertains nominations to the Board of Directors from any Board member. From time to time in the past, the Board of Directors has established special nominating committees to identify and propose potential new Board members. On March 15, 2002, the Board of Directors established an ad hoc committee consisting of Dr. Agrawal, Mr. Seiler, Mr. El-Zein and Dr. Wyngaarden to evaluate the composition of the Board of Directors and develop a list of potential candidates for future consideration as Board members.

Director Compensation

      Members of the Board of Directors who are not employees of the Company are paid $1,500 for personal attendance and $500 for telephonic attendance at Board of Directors and committee meetings. Directors who are employees of the Company are not entitled to compensation in their capacities as directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board of Directors and committee meetings.

      In addition, each non-employee director of the Company receives stock options under Hybridon’s 1995 Director Stock Option Plan. The 1995 Director Stock Option Plan provides for the grant of options to purchase 5,000 shares of Common Stock to each outside director upon his or her initial election to the Board of Directors and for automatic annual grants of options to purchase an additional 5,000 shares on May 1 of each year. All options are granted with exercise prices equal to the fair market value of the Common Stock on the date of grant. All options vest on the first anniversary of the date of grant or, in the case of options granted automatically each year, on April 30 of the year following the date of the grant. The vesting of all options granted under the 1995 Director Stock Option Plan will be automatically accelerated upon the occurrence of a change in control of the Company, as defined in the 1995 Director Stock Option Plan.

      In connection with Dr. Wyngaarden’s service as Chairman of the Board of Directors, and in addition to the meeting fees described above, the Company has agreed to pay Dr. Wyngaarden $15,000 per calendar quarter. In 2001, in addition to the meeting fees described above, the Company paid to Dr. Wyngaarden $60,000 in cash and awarded Dr. Wyngaarden 50,000 shares of Common Stock.

      On April 9, 2001, the Company issued Dr. Zamecnik 35,714 shares of Common Stock for consulting services provided by Dr. Zamecnik in 2000, and on December 17, 2001, the Company issued Dr. Zamecnik 11,765 shares of Common Stock for consulting services provided by Dr. Zamecnik in 2001.

Certain Transactions

      Since January 1, 2001, Hybridon has entered into or has been engaged in the following transactions with the following Hybridon directors, officers, stockholders who beneficially owned more than 5% of the outstanding Common Stock (“5% Stockholders”) of Hybridon at the time of these transactions and affiliates or immediate family members of those directors, officers and 5% Stockholders. Hybridon believes that the terms of the transactions described below were no less favorable than Hybridon could have obtained from unaffiliated third parties.

$6.0 Million Loan Arrangement

      During 1998, the Company entered into a $6.0 million loan arrangement with several lenders, including several 5% Stockholders. The terms of the loan were as follows: (i) the maturity date was November 30, 2003; (ii) the interest rate was 8%; (iii) interest was payable monthly in arrears, with the principal due in full at maturity of the loan; (iv) the loan was convertible, at the holders’ option, in whole or in part, into shares of common stock at a conversion price equal to $2.40 per share; and (v) the loan required minimum liquidity, as defined, of $2.0 million.

      On March 28, 2001, the Company entered into an agreement with the lenders pursuant to which it agreed to pay $3.0 million to the lenders in partial payment of the principal amount outstanding under the loan. In addition, the Company deposited $821,250 in a restricted account for the purpose of securing the payment of the balance remaining on the loan. The Company entered into this arrangement in order to encourage the lenders to release their security interest in the shares of MethylGene Inc. held by Hybridon so that Hybridon could sell such shares to third parties. In addition, the Company agreed to reduce the conversion price of the loan from $2.40 per share to $1.50 per share upon completion of the sale of 60% of the Company’s holdings in MethlyGene. The Company also agreed to further reduce the conversion price from $1.50 per share to $0.50 per share if the balance of the loan was not paid in full by the Company before September 30, 2001. On September 27, 2001, the Company paid off the remaining $3.0 million to the lenders in full satisfaction of the loan. The $821,250 deposited in the restricted account to secure the loan was released to the Company.

      The following table sets forth the principal amounts originally loaned to the Company by 5% Stockholders and the amounts repaid by the Company to those 5% Stockholders in 2001, including interest paid:

		Amount of Repayment
	Principal
	Amount	April 27,	May 14,	September 27,	Interest Paid
Lender	Loaned	2001	2001	2001	in 2001

Founders Financial Group, L.P.	$3,000,000	$900,000	$600,000	$1,500,000	$150,877
General Motors Employees Domestic Group Trust	1,357,500	407,250	271,500	678,750	68,272
Delaware State Employees Retirement Fund	852,600	255,780	170,520	426,300	42,879
Declaration of Trust for the Defined Benefit Plan of ICI American Holdings, Inc.	391,320	117,396	78,264	195,660	19,680

8% Convertible Notes

      In March 2000, the Company completed an offering of 8% convertible notes (“8% Notes”) in the aggregate original principal amount of $7.6 million. On March 30, 2001, holders of 8% Notes in the aggregate principal amount of $7,354,046 exchanged their 8% Notes (including principal and accrued interest thereon) for 76,046 shares of the Company’s Series B Convertible Preferred Stock, $0.01 par value (the “Series B

Preferred Stock”), including the following directors, executive officers and 5% Stockholders of the Company, and affiliates thereof:

			Shares of
Noteholder	Principal	Accrued Interest	Series B Preferred Stock

Abdul Raof M. Abu Anza(1)	$658,288	$22,674	6,809
Mohammed A. Bajrai(1)	266,298	9,172	2,754
Bajrai International Group Ltd.(1)	266,298	9,172	2,754
Arthur W. Berry	213,038	7,338	2,203
Darier Hentsch & Cie(1)	426,076	14,676	4,407
Youssef El-Zein	30,698	1,057	317
Estate of E. Andrews Grinstead III(1)	140,394	56,503	1,968
R. Russell Martin	34,086	1,174	352
Nasser Menhall	17,168	591	177
Nicris Ltd.(1)	1,100,000	—	11,000
Oussama Salam(1)	179,675	6,189	1,858
Paul Zamecnik	27,695	954	286

(1)	In each case, the entity or individual beneficially owned more than 5% of the outstanding shares of Common Stock at the time of the transaction.

      As of April 15, 2002, Founders held 8% Notes in the aggregate principal amount of $299,549. This principal amount included $33,251 in interest paid by the Company to Founders through the issuance of additional 8% Notes between January 1, 2001 and April 15, 2002.

Early Exercise Program

      In 2001, the Company conducted an early exercise program (the “Early Exercise Program”) under which it exchanged its Common Stock for Series B Preferred Stock, several classes of its warrants and a portion of its remaining 8% Notes in order to simplify the Company’s capital structure and to reduce the number of outstanding securities which are exercisable for or convertible into shares of its Common Stock. The Company offered the holders of its Series B Preferred Stock the right to convert such shares into Common Stock at a lower conversion price than that set forth in the Certificate of Designation governing the terms of the Series B Preferred Stock. The Company offered the holders of various warrants the opportunity to immediately exercise their warrants for the purchase of shares covered by such warrants at a reduced exercise price, either by paying the lower exercise price for such shares in cash or by engaging in a “cashless” transaction, whereby they could receive a reduced number of shares of Common Stock in exchange for warrants of equivalent value. The value of the warrants was determined by the Company based on advice from the Company’s investment bankers. The Company offered the holders of its remaining 8% Notes the opportunity to exchange the 8% Notes for shares of the Company’s Common Stock at a reduced conversion price. As of December 31, 2001, the results of the program were as follows:

      All holders of the Company’s Series B Preferred Stock exchanged their shares of Series B Preferred Stock for 19,564,500 shares of the Company’s Common Stock, including the following directors, executive officers and 5% Stockholders of the Company, and affiliates thereof:

	Shares of	Shares of
Holder	Series B Preferred Stock	Common Stock

Abdul Raof M. Abu Anza(1)	6,299	1,574,750
Mohammed A. Bajrai(1)	2,552	638,000
Bajrai International Group Ltd.(1)	2,552	638,000
Arthur W. Berry	2,269	567,250
Darier Hentsch & Cie(1)	4,085	1,021,250

	Shares of	Shares of
Holder	Series B Preferred Stock	Common Stock

Youssef El-Zein	3,851	962,750
Estate of E. Andrews Grinstead III(1)	2,106	526,500
R. Russell Martin	363	90,750
Nasser Menhall	164	41,000
Nicris Ltd.(1)	10,137	2,534,250
Oussama Salam(1)	2,102	525,500
Paul Zamecnik	1,066	266,500

(1)	In each case, the entity or individual beneficially owned more than 5% of the outstanding shares of Common Stock at the time of the transaction.

      Holders of warrants with exercise prices ranging between $0.60 per share and $2.40 per share exchanged their warrants for 4,669,808 shares of the Company’s Common Stock. The following directors, executive officers and 5% Stockholders of the Company, and affiliates thereof, participated in the exchange and exercised their warrants either through a cashless exercise involving a cancellation of a portion of their warrants or through the payment of the exercise prices therefor as set forth below:

			Shares of
Holder	Warrants	Cash Paid	Common Stock

Abdul Raof M. Abu Anza(1)	356,702	$—	220,019
Darier Hentsch & Cie(1)	140,636	—	75,170
Declaration of Trust for the Defined Benefit Plan of ICI American Holdings, Inc.(1)	253,620	—	154,839
Delaware State Employees Retirement Fund(1)	661,046	—	396,039
Youssef El-Zein	748,248	—	474,304
Founders Financial Group L.P.(1)	635,012	—	343,542
Global Investment Enterprises Ltd.(2)	55,872	—	39,066
Guardian Life Insurance Company Of America(1)	252,101	—	135,429
C. Keith Hartley	138,570	51,271	138,570
Intercity Holdings Ltd.(1)	375,000	—	202,875
Nasser Menhall	136,029	—	81,711
Nicris Ltd.(1)	234,764	—	127,007
Oussama Salam(1)	577,762	—	357,493
James B. Wyngaarden	27,737	10,817	27,737
Paul Zamecnik	230,793	91,018	230,793

(1)	In each case, the entity or individual beneficially owned more than 5% of the outstanding shares of Common Stock at the time of the transaction.

(2)	Global Investment Enterprises Ltd. is an affiliate of Camille Chebeir.

No directors, officers or 5% stockholders exchanged 8% Notes for Common Stock as part of the Early Exercise Program.

Pillar Consulting Fees

      In 2001, Pillar S.A. provided consulting services to the Company relating to the sale by the Company of shares of Methylgene Inc., the Company’s transaction with Isis Pharmaceuticals, Inc., the 8% Note conversion and the Early Exercise Program. In consideration for such services, the Company paid $250,000 in cash to Pillar and issued 178,571 shares of Common Stock to Pillar.

Executive Compensation

      The following table sets forth the compensation for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus for the fiscal year ended December 31, 2001 exceeded $100,000 (collectively, the “Named Executive Officers”):

Summary Compensation Table

							Long-Term
							Compensation
		Annual Compensation					Awards

							Securities
					Other Annual		Underlying	All Other
Name and Principal Position		Salary($)	Bonus($)		Compensation($)		Options(#)	Compensation(1)($)

Stephen R. Seiler(2)	2001	$120,000	—		$4,249	(3)	3,640,000	$6,553
Chief Executive Officer
Sudhir Agrawal, D. Phil	2001	345,000	$300,000	(4)	69,000	(5)	5,141,737	30,462
President and Chief	2000	293,750	—		58,750	(5)	500,000	28,846
Scientific Officer	1999	250,000	—		50,000	(5)	1,618,263	25,962
Robert G. Andersen	2001	251,000	172,500	(4)	11,549	(3)	400,000	5,793
Chief Financial Officer,	2000	225,625	—		10,640	(3)	450,000	8,846
Vice President of	1999	187,500	—		8,633	(3)	288,350	—
Operations, Treasurer and Secretary
R. Russell Martin, M.D.	2001	250,250	—		17,172	(3)	50,000	6,738
Senior Vice President	2000	230,876	—		12,808	(3)	—	7,328
of Drug Development	1999	227,500	—		11,632	(3)	388,540	—
Jin-yan Tang, Ph.D	2001	204,496	—		10,970	(3)	15,000	4,038
Vice President of	2000	195,192	—		8,963	(3)	—	6,482
Chemistry	1999	175,000	—		7,695	(3)	193,872	—

(1)	The amount set forth for Mr. Seiler is for relocation benefits paid in 2001. The amounts set forth for all other Named Executive Officers represent compensation paid for the surrender of unused vacation days in the applicable year.

(2)	Mr. Seiler joined the Company as Chief Executive Officer in September 2001.

(3)	Represents premiums paid by the Company for life, disability and health insurance in the applicable year.

(4)	Represents bonus paid in cash and stock valued at $0.5625 per share, the fair market value on the date the bonus was awarded, as follows:

		Value Paid	No. of
Name	Paid in Cash	in Stock	Shares Received

Sudhir Agrawal, D. Phil	$200,000	$100,000	94,400
Robert G. Andersen	115,000	57,500	63,071

The number of shares of Common Stock received by each of Dr. Agrawal and Mr. Andersen was reduced by a number of shares of Common Stock having a value equal to the amount of the required withholding taxes paid by the Company with respect to the issuance of such shares.

(5)	Other annual compensation paid to Dr. Agrawal consists of:

	2001	2000	1999

Cash paid in lieu of employee benefits pursuant to Dr. Agrawal’s employment agreement	$52,337	$44,475	$36,789
Premiums paid by the Company for life, disability and health insurance in the applicable year	16,663	14,275	13,211

Total	$69,000	$58,750	$50,000

      The following table sets forth certain information concerning grants of stock options made during fiscal 2001 to each of the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants

			Percent of
			Total				Potential Realizable Value
	Number of		Options		Fair Market		at Assumed Annual Rates
	Securities		Granted to		Value Per		of Stock Price Appreciation
	Underlying		Employees	Exercise	Share on		For Option Term($)(2)
	Option		in Fiscal	Price Per	Date of	Expiration
Name	Grants(#)		Year(%)(1)	Share($)	Grant($)	Date	0%	5%	10%

Stephen R. Seiler	3,150,000	(3)	33.2%	$0.840	$0.8400	07/25/11	—	$1,664,055	$4,217,043
	490,000	(4)	5.2%	0.710	0.8400	07/25/11	$63,700	322,553	719,684
Sudhir Agrawal, D. Phil	500,000	(5)	5.3%	1.063	0.4220	01/01/11	—	—	15,780
	1,950,000	(6)	20.6%	0.5625	0.5625	03/28/11	—	689,819	1,748,136
	381,737	(7)	4.0%	1.063	0.5312	04/02/11	—	—	120,169
	2,310,000	(8)	24.4%	0.825	0.8400	07/25/11	34,650	1,254,957	3,127,148
Robert G. Andersen	400,000	(9)	4.2%	0.5625	0.5625	03/28/11	—	141,501	358,592
R. Russell Martin, M.D.	50,000	(10)	*	0.5625	0.5625	03/28/11	—	17,688	44,824
Jin-yan Tang, Ph.D.	15,000	(10)	*	0.5625	0.5625	03/28/11	—	5,306	13,447

*	Less than 1%

(1)	The percentage of total options granted to employees in 2001 is calculated based on options granted to employees under the Company’s 1995 Stock Option Plan and 1997 Stock Incentive Plan and to Mr. Seiler and Dr. Agrawal outside of these plans.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years. The value is based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the SEC and do not represent an estimate or projection of the future price of our common stock. The gains shown are net of the option exercise price, but do not reflect taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and overall stock market conditions. The amounts reflected in the above table may not necessarily be achieved.

(3)	This option vests in 20 equal quarterly installments commencing on December 1, 2001.

(4)	This option vests in four equal quarterly installments commencing on December 1, 2001.

(5)	This option vested in full on April 1, 2001.

(6)	This option vests in 12 equal quarterly installments commencing on March 28, 2001.

(7)	This option vested in full on April 2, 2001.

(8)	This option vests as follows: 550,000 shares vested on July 25, 2001; 500,000 shares will vest on September 1, 2006; and 1,260,000 shares will vest in eight equal quarterly installments commencing on March 28, 2004.

(9)	This option vests as follows: 100,000 shares vested in four equal quarterly installments commencing on March 28, 2001; 266,666 shares vest in eight equal quarterly installments commencing on March 28, 2002; and 33,334 shares vest in full on March 28, 2004.

(10)	This option vests in 16 equal quarterly installments commencing on June 28, 2001.

      All options granted to the Named Executive Officers will become fully exercisable upon a change in control of Hybridon.

      The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2001. No options were exercised by any Named Executive Officer in 2001.

Option Exercises and Fiscal Year-End Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised Options		In-the-Money Options at
	At Fiscal Year-End		Fiscal Year-End(1)

	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Stephen R. Seiler	224,000	3,416,000	$149,380	$2,134,720
Sudhir Agrawal, D. Phil	3,742,000	3,018,000	2,544,819	2,227,500
Robert G. Andersen	664,238	436,217	397,693	285,240
R. Russell Martin, M.D.	303,705	90,625	287,934	83,555
Jin-yan Tang, Ph.D.	150,763	39,688	143,049	36,942

(1)	The closing price for the Common Stock as reported by OTC Bulletin Board on December 31, 2001 was $1.45. Value is calculated on the basis of the difference between the option exercise price and $1.45, multiplied by the number of shares of Common Stock underlying the option.

Employment Agreements, Termination of Employment and Change in Control Arrangements

      Hybridon is a party to an employment agreement with Mr. Seiler for a term commencing on September 1, 2001 and ending on September 1, 2006. Under this agreement, Mr. Seiler serves as Chief Executive Officer of the Company and is entitled to receive an annual base salary of $360,000. Mr. Seiler is also entitled to receive an annual bonus as determined by the Board. If Mr. Seiler’s employment is terminated by the Company without cause or by him for good reason, Hybridon will continue to pay Mr. Seiler his annual base salary for a period ending upon the earlier of (i) the date 24 months following such termination and (ii) September 1, 2006, and Hybridon will pay any accrued bonus through the date of termination. If, after a change of control of the Company, Mr. Seiler terminates his employment for any reason within 13 months of the change of control, the Company will pay to Mr. Seiler a lump sum cash payment equal to the lesser of (a) two times Mr. Seiler’s annual base salary at the time of termination and (b) the product of Mr. Seiler’s annual base salary at the time of termination multiplied by the number of years (or portion thereof) remaining in the employment period under the agreement, and continue to provide Mr. Seiler with his benefits until the earlier of the date 24 months following the date of termination and the expiration of the employment period under the agreement. Mr. Seiler has agreed that during his employment with the Company and for a one-year period thereafter, he will not hire or attempt to hire any employee of the Company or compete with the Company.

      In connection with entering into his employment agreement, the Company granted to Mr. Seiler options to purchase 3,150,000 shares of Common Stock at an exercise price of $0.84 per share and options to purchase 490,000 shares of Common Stock at an exercise price of $0.71 per share. In addition, Mr. Seiler purchased 510,000 shares of Common Stock at a purchase price of $0.84 per share. If Mr. Seiler’s employment is terminated by the Company without cause or by Mr. Seiler for good reason, Mr. Seiler’s options will vest as of the date of termination to the extent such options would have vested during the following 36 months (or portion thereof remaining in the employment period).

      Hybridon is a party to an employment agreement with Dr. Agrawal for a term commencing on April 1, 2002 and ending on April 1, 2007. Under this agreement, Dr. Agrawal serves as the Company’s President and Chief Scientific Officer and is entitled to receive an annual base salary of $360,000. Dr. Agrawal is also entitled to receive an annual bonus as determined by the Board. The Company has agreed that if the Company pays or contributes less than $50,000 for specified employee benefits for Dr. Agrawal during any calendar year, the Company will pay Dr. Agrawal the difference between the actual amount paid or contributed and $50,000. If Dr. Agrawal’s employment is terminated by the Company without cause or by him for good reason, Hybridon will continue to pay Dr. Agrawal his annual base salary and provide Dr. Agrawal with his benefits for a period ending upon the earlier of (i) the date 24 months following such termination and (ii) April 1, 2007, and Hybridon will pay any accrued bonus through the date of termination. If, after a change of control of the Company, Dr. Agrawal terminates his employment for any reason within 13 months of the change of control, the Company will pay to Dr. Agrawal a lump sum cash payment equal to the lesser of (a) two times Dr. Agrawal’s annual base salary at the time of termination and (b) the product of Dr. Agrawal’s annual base salary at the time of termination multiplied by the number of years (or portion thereof) remaining in the employment period under the agreement, and continue to provide Dr. Agrawal with his benefits until the earlier of the date 24 months following the date of termination and the expiration of the employment period under the agreement. Dr. Agrawal has agreed that during his employment with the Company and for a one-year period thereafter, he will not hire or attempt to hire any employee of the Company or compete with the Company. If Dr. Agrawal’s employment is terminated by the Company without cause or by Dr. Agrawal for good reason, Dr. Agrawal’s options will vest as of the date of termination to the extent such options would have vested during the following 36 months (or portion thereof remaining in the employment period).

      Hybridon is a party to an employment agreement with Mr. Andersen for a term commencing on April 1, 2002 and ending on April 1, 2006. Under this agreement, Mr. Andersen serves as the Company’s Chief Financial Officer and Vice President of Operations and is entitled to receive an annual base salary of $258,000. Mr. Andersen is also entitled to receive an annual bonus as determined by the Board. If Mr. Andersen’s employment is terminated by the Company without cause or by him for good reason, Hybridon will continue to pay Mr. Andersen his annual base salary and provide Mr. Andersen with his benefits for a period ending upon the earlier of (i) the date 24 months following such termination and (ii) April 1, 2006, but in no event for a period of less than 12 months, and Hybridon will pay any accrued bonus through the date of termination. If, after a change of control of the Company, Mr. Andersen terminates his employment for any reason within 13 months of the change of control, the Company will pay to Mr. Andersen a lump sum cash payment equal to the lesser of (a) two times Mr. Andersen’s annual base salary at the time of termination and (b) the product of Mr. Andersen’s annual base salary at the time of termination multiplied by the number of years (or portion thereof) remaining in the employment period under the agreement, and continue to provide Mr. Andersen with his benefits until the earlier of the date 24 months following the date of termination and the expiration of the employment period under the agreement. Mr. Andersen has agreed that during his employment with the Company and for a one-year period thereafter, he will not hire or attempt to hire any employee of the Company or compete with the Company. If Mr. Andersen’s employment is terminated by the Company without cause or by Mr. Andersen for good reason, Mr. Andersen’s options will vest as of the date of termination to the extent such options would have vested during the following 36 months (or portion thereof remaining in the employment period).

      Dr. Martin and Dr. Tang have employment agreements which provide that in the event their employment is terminated by Hybridon without cause or by them for good cause, Hybridon will continue to pay them, during the six-month period following termination, a monthly amount equal to one-twelfth of the sum of their annual base salary as of the date of termination and the average annual bonus paid to them during the three years preceding termination. These payments may continue for up to an additional six months beyond the initial six-month severance period until the employee has found other employment. Hybridon will also continue the employee’s benefits for such period, subject to earlier termination under specified circumstances.

      All options granted to Mr. Seiler, Dr. Agrawal, Mr. Andersen, Dr. Martin and Dr. Tang will become fully exercisable upon a change of control of Hybridon.

Report of the Compensation Committee on Executive Compensation

      The Company’s Compensation Committee is responsible for establishing compensation policies with respect to the Company’s executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

      The Compensation Committee seeks to achieve three broad goals in connection with the Company’s executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that it believes will enable the Company to attract and retain key executives. In order to ensure continuity of certain key members of management, the Board of Directors has in some instances approved multi-year employment contracts for its executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of business objectives of the Company and/or the individual executive’s particular area of responsibility. By linking compensation in part to achievement, the Compensation Committee believes that a performance-oriented environment is created for the Company’s executives. Finally, the Company’s executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

      The compensation programs for the Company’s executives established by the Compensation Committee generally consist of three elements based upon the foregoing objectives: base salary; cash bonuses; and a stock-based equity incentive in the form of participation in the Company’s stock option plans.

      Base Salary. In establishing base salaries for the executive officers, including the Chief Executive Officer, the Compensation Committee monitors salaries at other companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographic area as the Company, considers historic salary levels of the individual and the nature of the individual’s responsibilities and compares the individual’s base salary with those of other executives at the Company. The Compensation Committee also considers the challenges involved in retaining first-rate managerial and scientific personnel in the science of DNA because of the new nature of this technology. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions, the Company’s financial performance and the individual’s performance.

      Performance Bonuses. The Compensation Committee generally structures cash bonuses by linking them to the achievement of specified Company and/or business unit performance objectives. The amount of the bonus paid, if any, varies among the executive officers and key managers depending on their success in achieving individual performance goals and their contribution to the achievement of corporate performance goals. The Compensation Committee reviews and assesses corporate goals and individual performance by executive officers. Corporate performance criteria that are considered by the Compensation Committee include performance with respect to development milestones, business development objectives, commercialization goals and other measures of financial performance, including stock price appreciation.

      Stock-based Equity Incentives. The Compensation Committee uses stock options as a significant element of the compensation package of the Company’s executive officers because they provide an incentive for executives to maximize stockholder value and because they reward the executives only to the extent that stockholders also benefit. The timing and amount of such grants depends upon a number of factors, including new hires of executives, the executives’ current stock and option holdings and such other factors as the Compensation Committee deems relevant. In granting stock options in 2001 to the Company’s executives, the Compensation Committee considered a variety of factors, including the Company’s accomplishments in the areas of product development and, enhancement of the Company’s patent and licensing position. When granting stock options, it has generally been the policy of the Compensation Committee to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant.

      2001 Compensation for Mr. Seiler and Dr. Agrawal. Mr. Seiler’s compensation for 2001 was fixed pursuant to the terms of the employment agreement entered into between the Company and Mr. Seiler when he joined the Company in September 2001. Under the terms of his employment agreement, Mr. Seiler’s annual base salary was $360,000 in 2001. He was granted stock options to purchase an aggregate of 3,640,000 shares of Common Stock in 2001. Mr. Seiler did not receive a bonus in 2001 because he did not join the Company until September 2001. The Compensation Committee believes that Mr. Seiler’s compensation package was set at a level competitive with other companies in the industry based on the Committee’s analysis of other comparable public companies’ chief executive officer compensation and that the compensation package was set at a level necessary to attract a Chief Executive Officer with the skills and experience of Mr. Seiler.

      Dr. Agrawal served as the Company’s Acting Chief Executive Officer from February 2000 to September 2001 and currently serves as the Company’s President and Chief Scientific Officer. In 2001, Dr. Agrawal received an annual base salary of $345,000, a cash bonus of $200,000, a stock bonus having a value of $100,000 and stock options to purchase an aggregate of 5,141,737 shares of Common Stock. Dr. Agrawal’s salary was based on the Committee’s analysis of other comparable public companies’ executive officer compensation and the other factors considered by the Compensation Committee in determining salaries as described above. In deciding to award Dr. Agrawal the cash bonus, the stock bonus and the stock options the Compensation Committee considered Dr. Agrawal’s overall compensation package, the past bonuses and option grants awarded to him, the leadership role that Dr. Agrawal has played in the Company’s accomplishments in the areas of product and technological development and in the enhancement of the Company’s patent and licensing position and on the other factors considered by the Compensation Committee in granting bonuses and stock options as described above.

      For 2002, each of Mr. Seiler and Dr. Agrawal will receive an annual base salary of $360,000 and will be eligible for cash bonuses and stock option grants. The amount of these bonuses, if any, and the size of the stock option grants, if any, will be based in part on the Company’s performance against goals established by the Compensation Committee, on Mr. Seiler’s and Dr. Agrawal’s respective performance against individual goals established by the Compensation Committee and on the other factors considered by the Compensation Committee in granting bonuses and stock options as described above.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Company does not currently meet these requirements and therefore the Company will be subject to the limitations of Section 162(m).

COMPENSATION COMMITTEE

Arthur W. Berry
Youssef El-Zein
James B. Wyngaarden

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of Messrs. Berry and El-Zein and Dr. Wyngaarden. No member of the Company’s Compensation Committee was at any time during 2001, or was formerly, an officer or employee of the Company. One member of the Compensation Committee, Dr. Wyngaarden, was paid for non-director services in 2001.

      No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving the same function as the compensation committee) of any other entity, while an executive officer of that other entity served as a member of the Company’s Compensation Committee.

Comparative Stock Performance

      The comparative stock performance graph shown below compares cumulative stockholder return on the Company’s Common Stock from December 31, 1996 through December 31, 2001 with the cumulative total return of the Nasdaq Composite Index and an SIC Code Index. This graph assumes the investment of $100 on December 31, 1996 in the Company’s Common Stock, the Nasdaq Market Index and the SIC Code Index and assumes dividends are reinvested). The SIC Code Index reflects the stock performance of 93 publicly traded companies which comprise the SIC Code Index 2836 (biological products).

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Hybridon Inc.	$100.00	$10.21	$5.53	$3.46	$1.44	$4.94
Nasdaq Market Index	100.00	122.32	172.52	304.29	191.25	152.97
SIC Code Index	100.00	108.22	169.91	379.19	440.23	390.59

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on its review of copies of reports filed by individuals and entities required to make filings (“Reporting Persons”) pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons, the Company believes that during 2001 all filings required to be made by its Reporting Persons were timely made in accordance with the Exchange Act, except that each of the following Reporting Persons failed to timely file a Form 4 in connection with transactions effected during 2001 as follows: Youssef El-Zein (five reports covering ten transactions), Nasser Menhall (five reports covering ten transactions), Stephen R. Seiler (one report covering one transaction), Dr. Paul C. Zamecnik (four reports covering five transactions), Dr. James B. Wyngaarden (two reports covering two transactions), C. Keith Hartley (one report covering two transactions), Founders Financial Group, L.P. (one report covering one transaction), Delaware State Employees Retirement Fund (one report covering one transaction), Yahia M.A. Bin Laden (two reports covering two transactions), Michael A. Boyd (one report covering one transaction), Arthur W. Berry (two reports covering two transactions), R. Russell Martin (two reports covering two transactions), Nicris Ltd. (two reports covering two transactions), Abdelah Bin Mahfouz (one report covering one transaction), Intercity Holdings Ltd. (one report covering one transaction) and Pillar Investment Limited (five reports covering eight transactions).

PROPOSAL 2 — INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES

      In April 2002, the Board of Directors of the Company unanimously voted to recommend to the stockholders that the Company’s Restated Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock from 100,000,000 shares to 150,000,000 shares. Of the 100,000,000 shares of Common Stock currently authorized, as of March 31, 2002, there were a total of 87,999,047 shares of Common Stock outstanding or reserved for issuance as follows:

•	45,701,884 shares of Common Stock outstanding,

•	15,548,824 shares of Common Stock reserved for issuance upon conversion of Series A Preferred Stock,

•	536,496 shares of Common Stock reserved for issuance upon the conversion of outstanding notes,

•	6,519,487 shares of Common Stock reserved for issuance upon exercise of outstanding warrants,

•	14,530,944 shares of Common Stock reserved for issuance upon exercise of outstanding stock options, and

•	5,161,412 shares of Common Stock reserved for future issuances under the Company’s stock plans.

      The Board believes that the authorization of additional shares of Common Stock is necessary to provide shares of Common Stock for issuance in connection with the exercise of stock options expected to be granted under the Company’s stock plans, possible future stock dividends, financings, joint ventures, acquisitions and other general corporate purposes. Other than the Company’s agreement with Isis Pharmaceuticals, Inc. under which the Company has agreed to pay to Isis a total of $6.0 million in cash or shares of its Common Stock in three equal annual installments beginning in May 2002 and the securities and stock plans noted above, there are no existing plans, understandings or agreements for the issuance of any shares of Common Stock. If the amendment is adopted by the stockholders, the Board of Directors will have authority to issue shares of Common Stock without the necessity of further stockholder action. Holders of the Common Stock have no preemptive rights with respect to any shares that may be issued in the future.

      Under Delaware law, stockholders are not entitled to dissenter’s rights with respect to the proposed amendment to the Company’s Restated Certificate of Incorporation.

      The Board of Directors believes that approval of the amendment to the Restated Certificate of Incorporation is in the best interests of the Company and the stockholders and therefore recommends that stockholders vote for the approval of the Amendment.

ACCOUNTING MATTERS

Report of the Audit Committee

      For the fiscal year ended December 31, 2001, the Audit Committee of the Company’s Board of Directors was composed of three members and acted under a written charter approved by the Board in June 2000. A copy of the Audit Committee Charter was attached to the Company’s proxy statement for the 2001 Annual Meeting of Stockholders and is available on the Securities and Exchange Commission’s website at www.sec.gov.

      The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2001 and discussed these financial statements with the Company’s management. Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with audit standards generally accepted in the United States of America and for issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel.

Management represented to the Audit Committee that the Company’s financial statements had been prepared in accordance with accounting principles generally accepted in the United States of America.

      The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with the Company’s independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the initial selection of and changes in significant accounting policies;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates;

•	adjustments arising from the audit that, in the auditors’ judgment, have a significant effect on the entity’s financial reporting; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

      The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors to disclose annually in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of their independence. The

Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to the Company, which are referred to in “Independent Auditors Fees and Other Matters” below, is compatible with maintaining such auditors’ independence.

      Based on its discussions with management and the independent auditors, its review of the representations and information provided by management, and the report of the Company’s independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

AUDIT COMMITTEE

Camille A. Chebeir
Nasser Menhall
James B. Wyngaarden

Independent Auditors

      On April 25, 2002, the Board of Directors, upon the recommendation of the Audit Committee, selected Ernst & Young LLP to serve as the Company’s independent auditors for the year ending December 31, 2002 and dismissed Arthur Andersen LLP, which had served as the Company’s independent auditors in 2001.

      During the Company’s two most recently completed fiscal years and the subsequent interim period preceding the dismissal of Arthur Andersen, there were no disagreements (as defined under Item 304(a)(1)(iv) of Regulation S-K) between the Company and Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such years, except as described below.

      During the fiscal year ended December 31, 2001, the Company and Arthur Andersen had a disagreement with respect to revenue recognition and the application of Staff Accounting Bulletin 101 (SAB 101) to the revenues that the Company received under its licensing agreement with Isis Pharmaceuticals, Inc. (“Isis”).

      SAB 101 provides the SEC staff’s views in applying generally accepted accounting principles to selected revenue recognition issues. The four criteria to be met before revenue can be recognized include:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred, services have been rendered and obligations have been satisfied;

•	the fee is fixed or determinable; and

•	collectibility is reasonably assured.

      Determination of the last three criteria are based on management’s judgments regarding the fixed nature of the fee charged for services rendered or products delivered and the collectibility of these fees. Should changes in conditions cause management to determine these criteria are not met for any future transactions, revenues recognized for any reporting period could be adversely affected. Arthur Andersen concluded that the Company should recognize revenue under the Isis agreement ratably over the 10-year term of the agreement. In Arthur Andersen’s opinion, the combination of significant rights retained by the Company and the Company’s ongoing obligation to make two representatives available to attend semi-annual telephonic meetings of a collaboration committee warranted deferring recognition of the revenue.

      The Company’s position was that all the revenue received under the Isis agreement should be recognized when it is received because the amounts received are not refundable under any circumstances and because the Company does not believe that it will be required to expend any significant future resources to comply with the Isis agreement. The Company does not believe that the ongoing obligation of the Company to make two representatives available to attend semi-annual telephonic meetings of a collaboration committee is material.

      Both the Audit Committee and the Board of Directors discussed the issue with Arthur Andersen, and the Company agreed to recognize revenue under the Isis agreement in accordance with Arthur Andersen’s conclusions. The Company has authorized Arthur Andersen to respond fully to any inquiries of Ernst & Young concerning the subject matter of the disagreement.

      Arthur Andersen’s reports on the Company’s financial statements for each of the two fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      There were no reportable events (as defined under Item 304(a)(1)(v) of Regulation S-K) during the two most recent fiscal years ended December 31, 2001 and 2000 or during the subsequent interim period preceding the dismissal of Arthur Andersen.

      The Company engaged Ernst & Young LLP as the Company’s new principal independent public accountants as of April 25, 2002. During the Company’s two most recent fiscal years and the subsequent interim period prior to engaging Ernst & Young LLP, neither the Company nor anyone on its behalf consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company by Ernst & Young LLP that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

      Representatives of Ernst & Young will be present at the meeting to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so. We do not expect that representatives of Arthur Andersen will attend the meeting.

Independent Auditors Fees and Other Matters

Audit Fees

      Arthur Andersen LLP billed the Company an aggregate of $147,000 in fees for professional services rendered in connection with the audit of the Company’s financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen LLP did not bill the Company for any professional services rendered to the Company or its affiliates for the fiscal year ended December 31, 2001 in connection with financial information systems design or implementation, the operation of the Company’s information system or the management of its local area network.

All Other Fees

      Arthur Andersen LLP billed the Company an aggregate of $135,550 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2001, primarily for tax planning and compliance and a compensation study.

OTHER MATTERS

      The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than that described above. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

      The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. Hybridon reserves the right to retain other outside agencies for the purpose of soliciting proxies. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and Annual Report may have been sent to multiple stockholders in one household. Upon request, the Company will promptly deliver separate copies of this Proxy Statement and Annual Report. To make such a request, please call (617) 679-5500 or write to Investor Relations, 345 Vassar Street, Cambridge, Massachusetts 02139. To receive separate copies of the Annual Report and Proxy Statement in the future, or to receive only one copy for the household, please contact your bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.

Submission of Future Stockholder Proposals for 2003 Annual Meeting

      Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at the Company’s 2003 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to Investor Relations, 345 Vassar Street, Cambridge, Massachusetts 02139, prior to January 14, 2003. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

      If a stockholder of the Company wishes to present a proposal before the 2003 Annual Meeting but has not complied with the requirements for inclusion of such proposal in the Company’s proxy statement under SEC rules, such stockholder must give written notice of such proposal to the Secretary of the Company at the principal offices of the Company not less than 60 days nor more than 90 days prior to the 2003 Annual Meeting. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the stockholders, notice by the stockholders must be received by the Secretary no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder who wished to present a proposal fails to notify the Company by this date, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder’s proposal if it is otherwise properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the SEC’s rules.

      THE BOARD OF DIRECTORS ENCOURAGES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES AFTER PROVIDING WRITTEN NOTICE AT THE ANNUAL MEETING OF REVOCATION OF THE PROXY.

By Order of the Board of Directors,

ROBERT G. ANDERSEN, Secretary

May 16, 2002

HYBRIDON, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on June 19, 2002.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Hybridon, Inc.

HYBRIDON, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders - June 19, 2002

Those signing on the reverse side, revoking prior proxies, hereby appoint(s) Dr. Sudhir Agrawai, Robert G. Andersen and Stephen R. Seiler, or each or any of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of stock of Hybridon, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Stockholders of the Company and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing.

HAS YOUR ADDRESS CHANGED?

FOLD AND DETACH HERE

☒   PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote “FOR” the director nominees and “FOR” proposal number 2.

A vote FOR the director nominees and FOR proposal number 2 is recommended by the Board of Directors.

1.	Election of Class I Directors. Nominees: Arthur W. Berry, C. Keith Hartley and Nasser Menhall.

For	Withheld	For All Except
☐	☐	☐

If you do not wish your shares voted “FOR” a particular nominee, mark the “For All Except” box and strike a line through the nominee(s) name as listed above. Your shares will be voted for the remaining nominee(s).

2.	Approval of an amendment to the Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 shares to 150,000,000 shares.

For	Against	Abstain
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Mark box at right if an address change has been noted on the reverse side of this card. ☐

Please be sure to sign and date this Proxy.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date:

Stockholder Signature:

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.